                                                                      EXHIBIT 12

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)

                                                                                  Three Months Ended
                                                                                       March 31,
                                                                                  ------------------
                                                                                    2004      2003
                                                                                  Restated  Restated
                                                                                  --------  --------
Earnings:
 Income before income taxes.....................................................  $   24.0  $   13.7
                                                                                  --------  --------
Adjustments:
 Minority interest in losses of consolidated subsidiaries.......................       ---       ---
 Undistributed (income) loss of less than 50% owned investments.................       ---       ---
 Distributions from less than 50% owned investments.............................       ---       ---
 Fixed charges..................................................................      28.8      31.4
                                                                                  --------  --------
Earnings........................................................................      52.8      45.1
                                                                                  --------  --------
Fixed charges, including preferred accretion:
 Interest expense, including debt discount amortization.........................      22.5      25.9
 Accretion of redeemable convertible preferred stock............................       ---       ---
 Amortization of debt issuance costs............................................       1.4       1.3
 Portion of rental expense representative of interest factor (assumed to be 33%)       4.9       4.2
                                                                                  --------  --------
 Fixed charges..................................................................  $   28.8  $   31.4
                                                                                  --------  --------
Ratio of earnings to fixed charges..............................................      1.8x      1.4x
                                                                                  ========  ========
Amount of earnings deficiency for coverage of fixed charges.....................  $    ---  $    ---
                                                                                  ========  ========